Exhibit 10.85

SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (this “Release”), dated as of May 15, 2008 (the “Effective Date”), is by and among NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (“Buyer”), RENEE J. CONNER (“Conner”) and WILLIAM E. RENNINGER (“Renninger” and together with Conner, “Sellers” and each, a “Seller”). Buyer and Sellers are sometimes referred to herein collectively as the “Parties” and each individually as a “Party”. Unless the context otherwise requires, terms used in this Release that are capitalized and not otherwise defined in context shall have the meanings set forth or cross-referenced in Exhibit A attached hereto.

Background

A.
Buyer, The Pension Alliance, Inc., a Pennsylvania corporation (the “Company”), and Sellers are parties to that certain Stock Purchase Agreement, dated as of February 28, 2007 (the “Purchase Agreement”), pursuant to which Buyer acquired the Company from Sellers.

B.
Through discussions, the Parties have resolved certain issues between them with respect to (a) amounts owed by Buyer to Sellers under Section 2.3(e) of the Purchase Agreement (the “Payment”) and (b) a dispute regarding the amount of unearned revenues of the Company as of February 28, 2007, as described in Annex I hereto (the “Unearned Revenues”). Accordingly, the Parties desire to enter into this Release to fully and finally resolve all matters and issues existing between them with respect to the Payment and the Unearned Revenues.

Agreement

In consideration of the mutual covenants contained in this Release, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.
Settlement Amount. Buyer agrees to pay (or cause to be paid) to Sellers an aggregate amount equal to $1,750,000 (in aggregate, the “Settlement Amount”) consisting of (a) $1,250,000 in cash payable on or before July 31, 2008 (the “Cash Payment”), and (b) $500,000 payable under two promissory notes (one payable April 30, 2009 and one payable October 31, 2009), each in the amount of $250,000 (subject to adjustment as set forth in Section 2 below) and substantially in the form attached hereto as Exhibit B (collectively, the “Notes”). Sellers agree that the Settlement Amount (subject to adjustment as set forth in Section 2 below) shall be allocated 95% to Conner and 5% to Renninger. In no event will Buyer or any Buyer Party have any responsibility or liability for the allocation of such amount between Sellers or the distribution of such amount between Sellers. Upon payment of the Cash Payment and issuance of the Notes, the Parties shall be deemed to have hereby irrevocably waived and released their respective Claims to the extent set forth in Section 3 below.

2.
Adjustment to Notes. If Adjusted EBITDA for the Measurement Period is less than $1,500,000, then the principal amount of the Notes shall decrease pro rata in an amount equal to the difference of (A) $1,500,000 minus (B) such Adjusted EBITDA.

3.	Mutual Releases.

(a)
In exchange for the rights and benefits arising under this Release, and except for any failure by Buyer to pay the Settlement Amount in accordance with Section 1 above (including payment of the Notes, as may have been adjusted), each Seller, on his or her own behalf, and on behalf of his or her heirs, beneficiaries, legal and personal representatives, successors, assigns, affiliates and anyone else acting on his or her behalf (collectively, the “Seller Parties”) hereby irrevocably releases and forever discharges Buyer and the Company and each of their respective parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and their present and former directors, officers, shareholders, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns (collectively, “Buyer Parties”) from, and waives and relinquishes, any and all Claims, whether presently known or unknown, of any kind or nature arising out of, relating to or based upon the Payment or the calculation thereof. Each Seller knowingly grants such release and discharge notwithstanding that he or she may hereafter discover facts in addition to, or different from, those which he or she now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and each Seller expressly waives any and all rights that he or she may have under any statute or common law principle which would limit the effect of the foregoing release and discharge to those Claims actually known or suspected to exist.

(b)
In exchange for the rights and benefits arising under this Release, and except for any breach of this Release, Buyer hereby irrevocably releases and forever discharges Sellers from, and waives and relinquishes, any and all Claims, whether presently known or unknown, of any kind or nature arising out of, relating to or based upon the Unearned Revenues or the calculation thereof. Buyer knowingly grants such release and discharge notwithstanding that it may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and Buyer expressly waives any and all rights that it may have under any statute or common law principle which would limit the effect of the foregoing release and discharge to those Claims actually known or suspected to exist.

4.
Lender Deliveries. Sellers agree to execute and deliver to Buyer subordination agreements, certificates and any other documents requested by Buyer’s lenders holding Senior Indebtedness in connection with this Release.

5.
Covenant Not to Sue; Indemnification. Each Party agrees that it will not at any time hereafter, directly or indirectly, initiate, maintain or prosecute, or in any way knowingly aid in the initiation, maintenance or prosecution of any Claim with respect to any matter as to which a release has been given by such Party under Section 3 above. If any such Claim is asserted by a Seller Party against a Buyer Party, then Sellers shall indemnify and hold harmless such Buyer Party and shall reimburse such Buyer Party for any loss, liability, damage or expense (including reasonable attorneys’ fees) arising from or in connection therewith. If any such Claim is asserted by Buyer against a Seller Party, then Buyer shall indemnify and hold harmless such Seller Party and shall reimburse such Seller Party for any loss, liability, damage or expense (including reasonable attorneys’ fees) arising from or in connection therewith.

6.
No Admission of Liability. This Release is the result of the mutual desire of the Parties to compromise and settle certain disputes rather than engage in the continued, protracted, expensive and time-consuming efforts of collection, litigation and related activities, where there may be uncertainties of liability and recovery. Nothing in this Release shall in any respect constitute or be construed as (a) an admission of liability on the part of any Party, or (b) a breach by any Party of the Purchase Agreement.

7.	Representations and Warranties. Buyer hereby represents and warrants to Sellers, and Sellers, jointly and severally, hereby represent and warrant to Buyer, as follows:

(a)	This Release has been duly executed and delivered by such Party.

(b)
This Release is enforceable against such Party and its successors and assigns, and the performance by such Party of its duties and obligations under this Release does not: (i) conflict with any contract or agreement binding upon such Party or its properties; or (ii) violate or conflict with any order or decree binding upon such Party or its properties.

(c)	Such Party has reviewed and fully understands this Release and has been represented by an attorney of its selection in connection with the negotiation and execution hereof.

8.	Governing Law. This Release shall be governed, interpreted and enforced in accordance with the laws of the State of Ohio, without regard to the doctrine of conflicts of law.

9.
Entire Agreement. This Release constitutes the entire agreement among the Parties with respect to the subject matter hereof, and there are no other written or oral agreements, understandings or arrangements except as set forth herein. The terms of this Release may not be modified or waived except in writing signed by the Parties. The invalidation of any provision contained in this Release shall not affect the validity of any other provision. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision.

10.
Counterparts; Facsimile Signatures. This Release may be executed in counterparts, with all signed counterparts constituting one and the same agreement. Delivery of an executed signature page to this Release by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Release.

[Remainder of Page Intentionally Blank - Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Release as of the date first written above.

Buyer:		Sellers:

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/ John M. Davis	/s/ Renee J. Conner
Name:	John M. Davis	Renee J. Conner, individually
Title:	President and Chief Operating Officer

/s/ William E. Renninger
William E. Renninger, individually

EXHIBIT A

Defined Terms

“Adjusted EBITDA” has the meaning set forth in the Purchase Agreement.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Parties” has the meaning set forth in Section 3(a).

“Cash Payment” has the meaning set forth in Section 1.

“Claims” means claims, causes of action, demands, damages, costs, expenses, liabilities, obligations, compensation or other losses of every kind.

“Closing” means the closing of the transactions contemplated by the Purchase Agreement

“Company” has the meaning set forth in Background Paragraph A.

“Conner” has the meaning set forth in the Preamble.

“Effective Date” has the meaning set forth in the Preamble.

“Measurement Period” means the period beginning on March 1, 2008 and ending on February 28, 2009.

“Notes” has the meaning set forth in Section 1.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Payment” has the meaning set forth in Background Paragraph B.

“Purchase Agreement” has the meaning set forth in Background Paragraph A.

“Release” has the meaning set forth in the Preamble.

“Renninger” has the meaning set forth in the Preamble.

“Seller” and “Sellers” has the meaning set forth in the Preamble.

“Seller Parties” has the meaning set forth in Section 3(a).

“Senior Indebtedness” has the meaning set forth in the Notes.

“Settlement Amount” has the meaning set forth in Section 1.

“Unearned Revenues” has the meaning set forth in Background Paragraph B.

EXHIBIT B

Form of Notes

PROMISSORY NOTE

$250,000	Columbus, Ohio May [__], 2008

FOR VALUE RECEIVED, National Investment Managers Inc., a Florida corporation (“Maker”), hereby promises to pay to Renee J. Conner, an individual resident of the Commonwealth of Pennsylvania (“Conner”), and William E. Renninger, an individual resident of the Commonwealth of Pennsylvania (together with Conner, and considered as a group, the “Holders”), the principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or such other amount as adjusted pursuant to Section 2 of that certain Settlement Agreement and Release, dated as of May 15, 2008, by and among Maker and the Holders. All principal and unpaid interest under this Promissory Note shall be due on or before [_________] [___], 200[_]. Maker further promises to pay to the Holders on the unpaid principal balance from time to time outstanding, as follows: Interest shall accrue and be paid concurrently with the payment of principal hereunder at a rate per annum equal to 6%, computed on the basis of a 360-day year for the actual number of days the unpaid principal amount hereof is outstanding. Notwithstanding anything contained herein to the contrary, in no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Ohio.

Principal, interest and other sums payable under this Promissory Note shall be payable in lawful money of the United States of America at the place designated in writing by the Holders and delivered to the Maker.

The indebtedness evidenced hereby may be prepaid in whole or in part at any time without penalty.

At the option of the Holders, the entire unpaid principal balance of this Promissory Note, together with all accrued interest, shall be immediately due and payable upon the occurrence of any of the following (each, an “Event of Default”):

1.	Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

2.	Admission in writing of Maker’s inability to pay its debts as they mature;

3.	Maker makes any assignment for the benefit of creditors;

4.	Filing by Maker of a voluntary petition in bankruptcy seeking liquidation or reorganization;

5.
Entering against Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated, set aside or otherwise terminated within 60 days of such entry against Maker; or

6.
Maker fails to pay any installment of interest or any other sum payable in accordance with this Promissory Note when due, and such failure is not cured within 30 days of the Holders notifying Maker in writing of such failure.

Upon the occurrence of any Event of Default, Maker will pay to the Holders reasonable attorneys’ fees, court costs and expenses incurred by the Holders in connection with the Holders’ efforts to collect the indebtedness evidenced hereby.

This Promissory Note is unsecured.

All rights and remedies available to the Holders pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently during an Event of Default by Maker pursuant to the provisions of this Promissory Note.

This Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by Maker and the Holders.

This Promissory Note is subordinate to all Senior Indebtedness. Notwithstanding anything to the contrary in this Promissory Note, the Holders agree that the indebtedness represented by this Promissory Note and the payment of principal of and interest, including any interest accruing during the existence of an Event of Default, and other amounts owed by Maker are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and any fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations related to such Senior Indebtedness. As used herein, “Senior Indebtedness” means the principal of (and premium, if any) and interest on (i) all indebtedness of Maker for money borrowed from any bank, merchant bank, savings and loan, insurance company, finance company, credit union, investment bank, broker-dealer, or other financial institution of any nature whatsoever, or any affiliate thereof, whether outstanding on the date of execution of this Promissory Note or thereafter created, assumed or incurred (including, without limitation, all indebtedness evidenced by that certain (A) Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, between Maker and RBS Citizens, National Association, and (B) Securities Purchase and Loan Agreement, dated November 30, 2007, by and among Maker, Woodside Capital Partners IV, LLC, Woodside Capital Partners IV QP, LLC, Lehman Brothers Commercial Bank and Woodside Agency Services, LLC, as collateral agent); and (ii) any deferrals, renewals, increases, extensions or refinancings of any such Senior Indebtedness referred to in clause (i) above. As used herein, “indebtedness of Maker for money borrowed” means any obligation of, or any obligation guaranteed by, Maker for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets. The Holders agree to furnish any holder of Senior Indebtedness upon request a subordination agreement that contains reasonably customary subordination provisions, consistent with the provisions of this Promissory Note, which subordination agreement may, without limitation (x) set forth the priority rights of the Holders and the holder of the Senior Indebtedness, and (y) prohibit payments to the Holders that would cause a default under the Senior Indebtedness. In the event of and during the continuation of any default or event of default under any Senior Indebtedness beyond any applicable grace period with respect thereto, no payment shall be made by or on behalf of Maker, or demand made by or on behalf of the Holders, on this Promissory Note until the date, if any, on which such default or event of default is waived by the holders of such Senior Indebtedness or otherwise cured or has ceased to exist or the Senior Indebtedness to which such default or event of default relates is discharged by payment in full in cash. Nothing contained in this Paragraph or elsewhere in this Promissory Note shall prevent Maker, at any time except under the circumstances described in this Paragraph, from making regularly scheduled payments at any time of principal of or interest on this Promissory Note.

This Promissory Note and all rights and obligations hereunder shall be governed by and construed under the local laws of the State of Ohio without regard to any conflicts of law doctrine and shall be binding upon the successors, endorsees or assigns of Maker and inure to the benefit of the Holders, its successors, endorsees and permitted assigns. If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Maker and the Holders that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

IN WITNESS WHEREOF, Maker has duly executed this Promissory Note as of the day and year first above written.

NATIONAL INVESTMENT MANAGERS INC.

By:
Name:
Title:

ANNEX I

Unearned Revenues

Sellers’ Method (as of February 28, 2007)		Revised Method (as of February 28, 2007)
2006 Unearned Revenue	$77,736.68	2006 Unearned Revenue	$1,158,788.64
2007 Unearned Revenue	$418,623.18	2007 Unearned Revenue	$351,864.78
Total	$496,359.86	Total	$1,510,653.42

Unearned Revenues Calculation
Revised Method Total Unearned Revenue	$1,510,653.42
LESS: Sellers’ Method Total Unearned Revenue	$496,359.86
Unearned Revenues	$1,014,293.56